Amsterdam, July 28, 2000

PHILIPS ANNOUNCES THAT IT MAY ACQUIRE ADDITIONAL SHARES IN MEDQUIST INC.

Royal Philips Electronics (AEX: PHI, NYSE: PHG) today announced that it may from time to time purchase additional shares of common stock of MedQuist Inc. (NASDAQ: MEDQ). Such purchases would depend on market conditions and other factors, and would be made via the open market or privately negotiated transactions.

Philips believes that the automation of MedQuist's medical transcription business via Philips' speech recognition technology can further build on MedQuist's leading position in this industry, and extend Philips Medical Systems' activities into healthcare services.

Philips currently owns 23,400,086 shares of common stock of MedQuist, representing approximately 60% of the outstanding shares. Under the terms of the governance agreement between Philips and MedQuist, Philips is currently permitted to acquire up to 75% of the outstanding MedQuist common shares.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Jeremy Cohen, Philips Corporate Communications, tel: +31 20 5977213
email: jeremy.cohen@philips.com
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MEDQUIST IS THE LEADING U.S. PROVIDER OF ELECTRONIC MEDICAL TRANSCRIPTION
SERVICES, THE PROCESS BY WHICH DICTATION IS CONVERTED INTO A MEDICAL REPORT. THROUGH THE COMPANY'S NATIONWIDE NETWORK OF MORE THAN 8,000 TRAINED TRANSCRIPTIONISTS, BROADBAND TELECOMMUNICATION SYSTEMS AND INTERFACE WITH HEALTH CARE PROVIDERS' COMPUTER SYSTEMS, MEDQUIST SHORTENS ITS CUSTOMERS BILLING CYCLES AND REDUCES OVERHEAD AND OTHER ADMINISTRATIVE COSTS. ADDITIONAL INFORMATION ON MEDQUIST CAN BE OBTAINED BY ACCESSING ITS HOMEPAGE AT http://www.MedQuist.com
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ROYAL PHILIPS ELECTRONICS OF THE NETHERLANDS IS ONE OF THE WORLD'S BIGGEST
ELECTRONICS COMPANIES AND EUROPE'S LARGEST, WITH SALES OF EUR 31.5 BILLION IN 1999. IT IS A GLOBAL LEADER IN COLOR TELEVISION SETS, LIGHTING, ELECTRIC SHAVERS, COLOR PICTURE TUBES FOR TELEVISIONS AND MONITORS, AND ONE-CHIP TV PRODUCTS. ITS 232,433 EMPLOYEES IN MORE THAN 60 COUNTRIES ARE ACTIVE IN THE AREAS OF LIGHTING, CONSUMER ELECTRONICS, DOMESTIC APPLIANCES, COMPONENTS, SEMICONDUCTORS, MEDICAL SYSTEMS, AND IT SERVICES (ORIGIN). PHILIPS IS QUOTED ON THE NYSE (SYMBOL: PHG), LONDON, FRANKFURT, AMSTERDAM AND OTHER STOCK EXCHANGES.

NEWS FROM PHILIPS IS LOCATED AT www.news.philips.com
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